Exhibit 10.21

Virage Logic Corporation

FY2009 Executive MBO Plan

1. Purpose

The Virage Logic Corporation FY2009 Executive MBO Plan (the “Plan”) is intended to: (i) enhance shareholder value by promoting direct linkages between key executive contributions and company performance; (ii) support achievement of the business objectives of Virage Logic Corporation and its subsidiaries (the “Company”); and (iii) promote retention of key executives.

2. Effective Date

This Plan is effective for the Company’s 2009 fiscal year beginning October 1, 2008, through September 30, 2009 (the “Fiscal Year”). This Plan is limited in time and will expire automatically on September 30, 2009 (“Expiration Date”). This Plan also supersedes all prior bonus or incentive plans, whether with the Company or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

3. Administration

a)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Administrator”). The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives are eligible to participate in the plan, (b) prescribe the terms and conditions of Payouts (as further defined in Section 5 below, the “Payouts”), (c) interpret the Plan and the Payouts, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. The Chief Financial Officer, Director of Human Resources and the Worldwide Corporate Controller will be responsible for implementing the Plan.

b)	All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

c)	The Company shall provide a summary description of the Plan to each Participant (as defined in Section 4). Such officers as the Administrator may designate shall provide the Administrator with such interim reports on progress toward achievement of MBOs by Participants as the Administrator may request from time to time.

4. Eligibility

All executives directly reporting to the CEO and certain other executives may be eligible to participate in this Plan, provided he or she is designated by the Administrator as a participant and as to whom the Administrator has not, in its sole discretion, withdrawn such designation (a “Participant”) and he or she meets all the following conditions:

a)	is employed by the Company as a full-time regular employee at the time of payout

b)	is not concurrently participating in a sales incentive or commission plan, or in any other profit sharing or bonus plan provided by the Company without the express approval of the Administrator;

c)	an executive who begins employment or otherwise becomes eligible for participation will do so on a pro-rated basis, based on complete weeks.

d)	has not transferred to a position with the Company that is not eligible for participation in the Plan (as determined in the Administrator’s sole discretion)

e)	is not subject to a performance improvement plan or other disciplinary actions (as evidenced by the Company’s personnel records relating to such person)

5. Plan Metrics

a)	Payout under this Plan for each Participant will be calculated based upon the following formula: (S (goal weighting * goal achievement)) * On Target Bonus); provided, however, that no amounts shall be paid out under this Plan unless the conditions set forth in section 5 (f) are satisfied

b)	The Goal Weighting is the percentage weight assigned to each individual goal with the sum of the goal weightings equal to 100%.

c)	Goal Achievement is a percentage of goal achievement as graded by the CEO for all Participants except the CEO, whose grading will be done by the Administrator.

d)	Goals may not exceed 100% achievement for linear goals. Some goals are binary, meaning that their achievement is either 100% or 0%. These binary goals may not exceed 100%.

e)	On Target Bonus is the number of restricted stock units (“RSUs”) assigned to each executive calculated as the monetary value of the RSUs as a percentage of the executive’s annual base salary. There is a target bonus for each participant for the year; each quarter’s target bonus is 25% of the individual’s target bonus for the year (or such other weighting as the Administrator may determine).

f)	Payouts of bonuses earned upon achievement of MBOs are contingent upon the Company achieving at least 80% of the annual revenue level set forth in the Company’s annual operating plan as approved by the Company’s Board of Directors (AOP) and at least 80% of the annual non-GAAP earnings per share set forth in the AOP (together referred to as the “Financial Hurdles”). Only 75% of the MBO bonus earned by Participants for the first and second quarters shall be paid at the time earned. The remaining 25% of each such bonus shall be held back by the Company pending determination of whether the Financial Hurdles are achieved at the conclusion of the fourth quarter. In addition, with respect to the third fiscal quarter, the Administrator shall have the authority to withhold all or any portion of any MBO bonus earned for such quarter if, in the Administrator’s judgment, it appears that the Company may fail to achieve one or both of the Financial Hurdles. If the Company fails to achieve either of the Financial Hurdles, then all amounts held back from prior quarter amounts shall be forfeited and not earned or paid. Any amounts actually paid (and not held back) for such prior quarters shall not be recoverable from the Participant if the Company fails to achieve the Financial Hurdles

6. Timing and Form of Payment of Payouts

Subject to the terms and conditions of this Plan, Payouts shall be made on a quarterly basis within 30 days after the public announcement of the Company’s quarterly financial results. Payouts shall be paid in the form of RSUs with immediate vesting.

7. Plan Changes; No Entitlement

The Compensation Committee of the Board may at any time amend, suspend, or terminate this Plan, including it may amend the Plan so as to ensure that no amount paid or to be paid hereunder shall be subject to the provision of Internal Revenue Code Section 409A(a)(1)(B). Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder.

8. General Provisions

a)	Tax Withholding. The Company shall withhold all applicable taxes from any Payout, including any federal, state and local taxes. RSUs shall be net settled, meaning that the Company shall pay any federal, state and local taxes incurred by the vesting of the RSUs and withhold RSU shares from the executive in settlement of the taxes.

b)	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.

c)	Non-transferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

d)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

e)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

f)	Entire Agreement. This Plan, and any resolutions of the Compensation Committee or the Board amending the Plan, is the entire understanding between the Company and the executive regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary, or affiliate thereof (including Virage Logic Corporation) or any written or oral representations regarding the subject matter of this Plan. Participation in this Plan during the Fiscal Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.